EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


       NAME OF SUBSIDIARY               JURISDICTION OF FORMATION

Bridge Bank, National Association       United States

Bridge Capital Holdings Trust I         California

Bridge Capital Holdings Trust II        California